Filed Pursuant to Rule 424(B)(3)
                                 Registration Statement No. 333-116806

PROSPECTUS SUPPLEMENT NO. 9
(To Prospectus Dated November 10, 2004)


                     FINANCIAL FEDERAL CORPORATION


                             $175,000,000
              2.0% Convertible Senior Debentures Due 2034 and Shares of Common Stock Issuable upon Conversion of the Debentures


     This Prospectus Supplement supplements information contained in the Prospectus dated November 10, 2004 (the "Prospectus") and as supplemented by prospectus supplement No. 3 dated November 17, 2004, prospectus supplement No. 4 dated December 15, 2004, prospectus supplement No. 5 dated March 11, 2005, prospectus supplement No. 6 dated April 5, 2005, prospectus supplement No. 7 dated October 14, 2005 and prospectus supplement No. 8 dated February 6, 2006 of Financial Federal Corporation relating to the potential sales of up to $175,000,000 aggregate principal amount of Debentures and the Conversion Shares by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The table below sets forth updated information concerning beneficial ownership of the Debentures and supplements and amends the table appearing under "Selling Securityholders" beginning on page 15 of the Prospectus.
To the extent that a Selling Securityholder is listed in the table below and in the table in the Prospectus, the information set forth below regarding the Selling Securityholder supersedes the information in the Prospectus. We have prepared this table based on information given to us by the Selling Securityholder(s) listed below prior to the date hereof.


                                                                                         NUMBER OF
                                                   PRINCIPAL AMOUNT   PERCENTAGE OF     CONVERSION    PERCENTAGE OF
                                                      OF DEBENTURES      DEBENTURES    SHARES THAT     COMMON STOCK
NAME                                               THAT MAY BE SOLD     OUTSTANDING    MAY BE SOLD      OUTSTANDING
------------------------------------------------   ----------------   -------------    -----------    -------------
Basso Multi-Strategy Holding Fund Ltd. .........           $ 77,000               *          2,675                *
Basso Holdings Ltd. ............................            581,000               *         20,189                *
Five Sticks,L.P. ...............................             42,000               *          1,459                *

* less than 1%


---------------


     INVESTING IN THE DEBENTURES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

                      ---------------------------

     We will not receive any of the proceeds from the sale of the Debentures or the underlying shares of common stock by any of the Selling Securityholders. The Selling Securityholders may sell the Debentures or common stock either directly or through underwriters, broker-dealers or agents and in one or more transactions at market prices prevailing at the time of sale or at negotiated prices.

                      ---------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS
ACCURATE OR ADEQUATE.  ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

      The date of this Prospectus Supplement is June 30, 2006